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                                   EXHIBIT 18
                  INFORMATION RESOURCES, INC. AND SUBSIDIARIES
                LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE



Board of Directors
Information Resources, Inc. and Subsidiaries

     As stated in Note 4 to the condensed consolidated financial statements of Information Resources, Inc. and Subsidiaries (the Company) for the three months ended March 31, 1994, the Company changed its accounting policy for recognizing revenue for InfoScan, PromotionScan and BehaviorScan products whereby revenue will be recognized over the term of the contract on a straight-line basis. Management believes the newly adopted accounting principle is preferable in the circumstances because of the reasons stated in Note 4. At your request, we have reviewed and discussed with management the circumstances, business judgment and planning that formed the basis for making this change in accounting principle.

     It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

     Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.

     We have not audited any consolidated financial statements of Information Resources, Inc. and Subsidiaries as of any date or for any period subsequent to December 31, 1993. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with generally accepted accounting principles or if the financial information included in Part I of the Form 10-Q is fairly presented.

Very truly yours,



GRANT THORNTON



Chicago, Illinois
April 26, 1994